Exhibit 10.1
Execution Version
MEMORANDUM OF AGREEMENT
     THIS MEMORANDUM OF AGREEMENT (this “Memorandum”), is made and entered into as of March 31, 2009, by and among EJ FUNDS LP (the “Investor”), AKORN, INC., a Louisiana corporation (“Akorn”), AKORN (NEW JERSEY), INC., an Illinois corporation (“Akorn NJ”, and together with Akorn, collectively, the “Borrowers”, and the Borrowers together with the Investor, each a “Party” and collectively, the “Parties”).
     WHEREAS, the Borrowers are parties to a certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of January 7, 2009, by and among the Borrowers, General Electric Capital Corporation, a Delaware corporation, in its capacity as Agent (the “Agent”) for the lenders from time to time parties thereto (the “Lenders”), and each of such Lenders party thereto, pursuant to which the Lenders have made certain financial accommodations available to the Borrowers as described therein (the “Credit Facility”) (unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement); and
     WHEREAS, concurrently with the execution and delivery of this Memorandum, the Investor is purchasing, assuming and acquiring from the Agent, and the Agent is selling, transferring and assigning to the Investor, all of the Agent’s and the Lenders’ rights, title and interest in and to the Credit Agreement, including, without limitation, the loans and other obligations of the Borrowers outstanding thereunder (such assignment, the “Credit Agreement Assignment”).
     NOW, THEREFORE, the Parties hereby enter into this Memorandum on a non-binding basis (except for Sections 2 through 8 hereof, which shall be binding and enforceable upon the Parties) to set forth their expectations with respect to certain ongoing negotiations relating to the Credit Facility:
          1. The Investor and the Borrowers shall move forward in good faith to negotiate and execute a Forbearance, Registration and Investor Rights Agreement, in form reasonably acceptable to the Parties (the “Forbearance Agreement”), which the Parties anticipate will provide for the following terms, effective from and after the date the Forbearance Agreement is executed:
          (a) The Investor will agree, through the earlier of December 31, 2009 and the occurrence of any Default or Event of Default (other than a Stipulated Default (as defined below)), (i) to forbear from exercising any rights it may have under the Credit Facility that result from certain Defaults or Events of Default to be agreed to by the Parties (collectively, the “Stipulated Defaults”), and (ii) to fund requested Loans in accordance with the procedures of the Credit Agreement provided that such Loans would not cause the aggregate outstanding principal balance of the Revolving Credit Exposure to exceed the combined Revolving Loan Commitments of the Lenders, in the amount of $5,650,000 (the “Aggregate Revolving Loan Commitment”).

          (b) Effective upon execution and delivery of the Forbearance Agreement, (i) the Unused Commitment Fee will retroactively cease to accrue with respect to periods from and after the execution of this Memorandum, and (ii) no Unused Commitment Fee shall henceforth be payable with respect to periods from and after the date hereof. For the avoidance of doubt, the Investor shall be entitled to receive all Unused Commitment Fees payable with respect to periods prior to the date hereof.
          (c) The Investor will permanently waive the requirement, under Section 4.16(a) of the Credit Agreement and paragraph (a) of Exhibit 4.11 thereto, that Borrowers obtain a control agreement with respect to Disbursement Account #5590069497 with Bank of America, N.A., provided that the Borrowers provide the Investor with reasonable assurances that such Disbursement Account is a zero-balance account used solely as a payments account, to which funds are transferred only as and to the extent that funds are required to honor checks presented for payment or the execution of payment orders.
          (d) The Parties will amend the terms of the Credit Facility (i) to amend the financial covenants in Article 6 of the Credit Agreement, in light of recent financial results and revised financial projections, to make them less burdensome to Borrowers, and (ii) otherwise to make compliance with its provisions less burdensome to the conduct by the Borrowers of their day-to-day operation.
          (e) Akorn shall issue to the Investor a warrant (the “Warrant”), which shall provide for and be subject to the following terms and conditions:
               (i) The Warrant shall be immediately exercisable upon issuance and remain exercisable for a period of five years, have a cashless exercise feature and a per share exercise price equal to the closing trading price of Akorn’s common stock on the trading day immediately prior to signing the Forbearance Agreement.
               (ii) The Warrant shall be exercisable for an aggregate number of shares equal to the product of (i) a quotient (carried to the 9th decimal place) equal to (A) the Aggregate Revolving Loan Commitment divided by (B) 1,000,000 times (ii) 300,000.
               (iii) The Warrant shall include typical registration rights (the terms of which shall be set forth in the Forbearance Agreement) including, without limitation, the obligation of Akorn, upon the Investor’s request, to file and keep effective a shelf Registration Statement on Form S-3 (the “Shelf”), permitting resales and other transfers by the Investor and its affiliates of any or all shares of capital stock of Akorn now held by the Investor or its affiliates including the shares of common stock issuable upon the exercise or conversion of warrants and other securities. The Forbearance Agreement shall include an undertaking for Akorn to keep the Shelf effective at all times through the date that the Investor and its affiliates no longer hold any shares of capital stock or securities convertible or exercisable into capital stock of Akorn.
               (iv) The Warrant shall also provide for standard dilution protection in the event of stock dividends, stock-splits, reverse stock-splits, exchanges, reclassifications and other similar events.

          (f) In lieu of and not in addition to the board representation rights provided for in Section 2(b) of that certain Stock Purchase Agreement dated November 15, 1990 (the “Stock Purchase Agreement”) between Akorn and John N. Kapoor Trust dated September 20, 1989, until the occurrence of such conditions as the Parties, negotiating in good faith, may agree will cause such rights to terminate (provided that the conditions, if any, resulting in the termination of the Investor’s right to designate at least one director as set forth in this Section 1(f) shall be no less beneficial to the Investor than the conditions provided for in Section 2(b) of the Stock Purchase Agreement):
               (i) The Investor shall have the right to nominate three directors to serve on Akorn’s Board of Directors, including current director Dr. John N. Kapoor and two other individuals reasonably satisfactory to Akorn’s Board of Directors, (together with any successors that may be designated by the Investor from time to time, collectively, the “Investor Designees”).
               (ii) At the request of the Investor, as soon as practicable but in no event later than ten days after the request of the Investor, Akorn shall take such actions as may be necessary to (i) amend Akorn’s Bylaws to increase the number of directors on the Board of Directors from seven to nine and (ii) appoint the two Investor Designees (other than current director Dr. John N. Kapoor) to fill the vacancies created by such increase until the next shareholder election of directors.
               (iii) With respect to each shareholder election of directors thereafter, including at each annual or special meeting of shareholders of Akorn at which directors are elected, Akorn shall cause its Board of Directors and management to (i) include each of the Investor Designees in the slate of nominees recommended by the Board of Directors to Akorn’s shareholders for election as directors, (ii) recommend to its shareholders that they vote for the Investor Designees as directors of Akorn, (iii) vote all proxies it may hold in favor of the election of the Investor Designees, except as otherwise directed by any shareholder who submits such proxy and (iv) use its best efforts to cause the Investor Designees to be elected as directors.
               (iv) Akorn shall take no action that would cause its Board of Directors to exceed fifteen in number without the consent of the Investor.
               (v) Notwithstanding the foregoing, Akorn shall not be required to nominate any Investor Designees that may not, by virtue of any securities laws or rules of any exchange upon which Akorn’s securities are listed or traded become a director of Akorn.
          (g) Unless accelerated by the Investor in accordance with the Credit Agreement, interest shall accrue on the principal balance of all Loans and other obligations outstanding under the Credit Facility from time to time at an annual rate of ten percent (10%), regardless of the absence or existence of any Default or Event of Default, and shall be payable to the Investor, in arrears, on the first Business Day of each calendar month.
          (h) As security for the obligations of Akorn to the Subordinated Lender under the Subordinated Note and for the express benefit of the Subordinated Lender, the Borrowers will (i) grant to the Investor, in its capacity as the Agent appointed pursuant to the Credit

Agreement Assignment, a security interest in and lien upon all of the Collateral, and (ii) acknowledge and agree that the Subordinated Note shall be entitled to the benefit of each and all of the Collateral Documents.
          (i) If Akorn requests, and the Investor (and/or any of its affiliates then holding any portion of the Aggregate Revolving Loan Commitment) elects, in its sole and absolute discretion, to make Loans to the Borrowers under the Credit Agreement in amounts that exceed the Aggregate Revolving Loan Commitment, the Investor or its affiliate, as the case may be, will be entitled to receive additional warrants in the same proportions and with the same terms provided for in Section 1(e) above; provided, however, that the exercise price will be the closing price on the trading day immediately prior to the date such additional loan is extended.
          2. Akorn shall reimburse the Investor and its affiliates for its documented fees and expenses relating to the negotiation, execution and performance of the Credit Agreement Assignment, this Memorandum, the Forbearance Agreement and any other agreements contemplated hereby or thereby, including, without limitation, their attorneys’ fees and any exit fees and other expenses charged by the Agent or the Lenders in connection with the Credit Agreement Assignment.
          3. The Investor hereby agrees, through April 10, 2009, (i) to forbear from exercising any rights it may have under the Credit Facility that result from any Defaults or Events of Default, and (ii) to fund requested Loans in accordance with the procedures of the Credit Agreement provided that such Loans would not cause the aggregate outstanding principal balance of the Revolving Credit Exposure to exceed the Aggregate Revolving Loan Commitment.
          4. This Memorandum may not be amended except by an instrument in writing signed on behalf of each of the Parties. This Memorandum may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Except as expressly provided for herein, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall not be deemed to have been modified or amended by this Memorandum and the Investor’s purchase of the Credit Facility shall not be deemed to be a novation of the Borrowers’ obligations thereunder.
          5. Except for Sections 2 through 8 hereof, which shall be binding and enforceable upon the Parties, this Memorandum is non-binding and is not intended to constitute a contract, or an offer to enter into a contract, be binding upon the parties, or create legal obligations or rights whatsoever.
          6. Subject to such disclosure obligations of either Party as the relevant Party believes, in its good faith opinion, are required or prudent under any law or regulation or the rules of any stock exchange upon which its securities are listed, each of the Parties will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Memorandum and any of the transactions contemplated by this Memorandum, and no Party will make any such news release or public disclosure without first consulting with the other Party and receiving its consent (which shall not be unreasonably withheld or delayed) and each Party shall coordinate with the other with respect to any such news release or public disclosure.
          7. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          8. This Memorandum shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.
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     IN WITNESS WHEREOF, the parties have caused this Memorandum to be duly executed as of the date first written above.

INVESTOR	EJ FUNDS LP, a Delaware Limited Partnership

By: EJ Financial Enterprises, Inc., its General Partner

	By:	/s/John N. Kapoor

	Name:	John N. Kapoor
	Title:	President

BORROWERS	AKORN, INC., a Louisiana corporation

	By:	/s/Jeffrey A. Whitnell

	Name:	Jeffrey A. Whitnell
	Title:	Chief Financial Officer

AKORN (NEW JERSEY), INC., an Illinois corporation

	By:	/s/Jeffrey A. Whitnell

	Name:	Jeffrey A. Whitnell
	Title:	Chief Financial Officer
[Signature Page to Memorandum of Agreement]